UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2021

Commission File Number 000-18730

DARKPULSE, INC.

(Exact name of small business issuer as specified in its charter)

Delaware	87-0472109
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1345 Ave of the Americas, 2nd Floor, New York, NY 10105

(Address of principal executive offices)

800-436-1436

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into A Material Definitive Agreement.

Effective October 5, 2021, DarkPulse, Inc., a Delaware corporation (the “Company”), entered into a Teaming Agreement (the “Agreement”) with CADG Engineering Pte Ltd (“CADG”). Pursuant to the Agreement, CADG agrees to serve as a non-exclusive project sales lead generator for the Company. The Company agrees to use its best efforts to promote and support project lead finding and after-sales support of CADG. When custom products are designed, developed and to be delivered to CADG-identified prospective clients, the parties shall agree to a proposed sales price for use during the project in writing prior to the commencement of each project. For any product or solution sold to any prospective clients introduced by CADG registered with the Company via email to the Company’s CEO and delivered through CADG or a designated distribution affiliate(s) of the Company or sales channel(s), CADG shall receive a fee of equal to 50% of Revenue (as defined in the Agreement) from each project payable NET thirty (30) days after each client payment on delivered products received at the Company’s bank account. CADG shall receive 10% of Revenue related to monitoring services. The Parties shall each receive 50% of Revenue for all design and installation services CADG provides to the Company. The term of the Agreement is for 12 months and will be automatically renewed for an additional 12-month period unless either party shall notify the other in writing of its intention not to renew. Any such notice will be given 90 days prior to expiration of the original term. The Agreement may also be terminated by either party upon 90 days written notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DarkPulse, Inc.

Date: October 12, 2021	By:	/s/ Dennis O’Leary
Dennis O’Leary, Chief Executive Officer

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